UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Emerald Expositions Events, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

29103B100
(CUSIP Number)

December 31, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
46,587,749 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
46,587,749 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
46,587,749 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
65.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Gerald W. Schwartz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
47,058,332 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
47,058,332 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
47,058,332 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
65.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex Partners III LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
33,135,329 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
33,135,329 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
33,135,329 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
46.3% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex Partners III GP LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,039,404 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,039,404 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,039,404 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
48.9% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex US Principals LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
423,159 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
423,159 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
423,159 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex Partners III PV LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
420,116 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
420,116 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
420,116 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex Expo SARL

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
11,125,186 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
11,125,186 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,125,186 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.5% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO (Luxembourg Corporation)

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex Partners III Select LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
106,562 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
106,562 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
106,562 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex Advisor Subco III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
470,583 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
470,583 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
470,583 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Limited Liability Company)

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex Partners Manager GP ULC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,039,404 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,039,404 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,039,404 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
48.9% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Unlimited Liability Company)

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex Partners Manager LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,039,404 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,039,404 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,039,404 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
48.9% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex Partners GP Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
35,039,404 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
35,039,404 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
35,039,404 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
48.9% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex American Holdings II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
11,548,345 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
11,548,345 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,548,345 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
16.1% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Limited Liability Company)

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex American Holdings GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
423,159 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
423,159 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
423,159 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Limited Liability Company)

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex American Holdings Subco LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
11,125,186 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
11,125,186 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,125,186 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.5% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Limited Liability Company)

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
OAH Wind LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
11,125,186 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
11,125,186 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,125,186 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.5% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Limited Liability Company)

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Expo EI LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
11,125,186 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
11,125,186 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,125,186 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.5% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Limited Liability Company)

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Expo EI II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
11,125,186 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
11,125,186 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,125,186 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.5% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Limited Liability Company)

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Expo EI III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
11,125,186 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
11,125,186 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,125,186 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
15.5% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Limited Liability Company)

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
1597257 Ontario Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
470,583 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
470,583 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
470,583 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
New PCo II Investments Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
470,583 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
470,583 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
470,583 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Limited Company)

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

CUSIP No. 29103B100 13G

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Onex Advisor Subco LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
470,583 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
470,583 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
470,583 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Limited Liability Company)

(1)	See Item 4 below.
(2)	Based on 71,591,013 shares of common stock outstanding as of December 31, 2018.

Item 1(a).	Name of Issuer:

Emerald Expositions Events, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

31910 Del Obispo Street, Suite 200, San Juan Capistrano, California 92675

Item 2(a).	Name of Person Filing:

This Amendment No. 1 to the Schedule 13G is being filed on behalf of the following persons (collectively, the “Reporting  Persons”):*

(i)	Onex Corporation;
(ii)	Gerald W. Schwartz;
(iii)	Onex Partners III LP;
(iv)	Onex Partners III GP LP;
(v)	Onex US Principals LP;
(vi)	Onex Partners III PV LP;
(vii)	Onex Expo SARL;
(viii)	Onex Partners III Select LP;
(ix)	Onex Advisor Subco III LLC;
(x)	Onex Partners Manager GP ULC;
(xi)	Onex Partners Manager LP;
(xii)	Onex Partners GP Inc.;
(xiii)	Onex American Holdings II LLC;
(xiv)	Onex American Holdings GP LLC;
(xv)	Onex American Holdings Subco LLC;
(xvi)	OAH Wind LLC;
(xvii)	Expo EI LLC;
(xviii)	Expo EI II LLC;
(xix)	Expo EI III LLC;
(xx)	1597257 Ontario Inc.;
(xxi)	New PCo II Investments Ltd.; and
(xxii)	Onex Advisor Subco LLC

The Reporting Persons have entered into a joint filing agreement, dated as of February 14, 2019, a copy of which is filed with this Amendment No. 1 to the Schedule 13G as Exhibit 99.1, pursuant to which such Reporting Persons have agreed to file this statement jointly in accordance with the provisions of 13d-1(k)(1) under the Securities Act of 1934.
*Neither the present filing nor anything contained herein shall be construed as an admission that two or more Reporting Persons constitute a “person” for any purposes other than Section 13(d) of the Securities Exchange Act of 1934, as amended.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The address for the principal business office of each of Onex Corporation, 1597257 Ontario Inc., New PCo II Investments Ltd., Onex Advisor Subco III LLC, Onex Advisor Subco LLC and Mr. Gerald W. Schwartz is:
161 Bay Street P.O. Box 700
Toronto, ON, Canada M5J 2S1
The address for the principal business office of each of Onex Partners III LP, Onex Partners III GP LP, Onex Partners GP Inc., Onex Partners Manager GP ULC, Onex Partners Manager LP, Onex Partners III PV LP and Onex Partners Select LP is:
712 Fifth Avenue
New York, NY 10019
The address for the principal business office of each of Onex US Principals LP, Onex American Holdings II LLC, Onex American Holdings GP LLC, Onex American Holdings Subco LLC, OAH Wind LLC, Expo EI LLC, Expo EI II LLC and Expo EI III LLC is:
165 W Center Street, Suite 401,
Marion, OH 43302
The address for the principal business office of Onex Expo SARL is:
6C Rue Gabriel Lippman
L-5365 Munsbach, Grand Duchy of Luxembourg

Item 2(c).	Citizenship:

Citizenship is set forth in Row 4 of the cover page for each of the Reporting Persons and is incorporated herein by reference for each of the Reporting Persons.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share.

Item 2(e).	CUSIP Number: 29103B100

Item 3.

Not applicable as this Amendment No. 1 to the Schedule 13G is filed pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934.

Item 4.	Ownership:

The information required by Items 4(a)-4(c) is set forth in Rows 5-11 of the cover page for each of the Reporting Persons and is incorporated herein by reference for each of the Reporting Persons. As of the date of this report, each of the Reporting Persons beneficially owned the number and percentage of issued and outstanding shares of common stock of Emerald Expositions Events, Inc. (the “Company”) listed opposite its or his name:

Reporting Person:	Number of Shares Held of Record:	Number of Shares Beneficially Owned:	Percent of Class:	Sole Power to Vote or to Direct the Vote:	Shared Power to Vote or to Direct the Vote:	Sole Power to Dispose or to Direct the Disposition of:	Shared Power to Dispose or to Direct the Disposition of:
Onex Corporation(1)	0	46,587,749	65.0%	0	46,587,749	0	46,587,749
Gerald W. Schwartz(2)	0	47,058,332	65.7%	0	47,058,332	0	47,058,332
Onex Partners III LP	33,135,329	33,135,329	46.3%	0	33,135,329	0	33,135,329
Onex Partners III GP LP(3)	1,377,397	35,039,404	48.9%	0	35,039,404	0	35,039,404
Onex US Principals LP	423,159	423,159	0.6%	0	423,159	0	423,159
Onex Partners III PV LP	420,116	420,116	0.6%	0	420,116	0	420,116
Onex Expo SARL	11,125,186	11,125,186	15.5%	0	11,125,186	0	11,125,186
Onex Partners III Select LP	106,562	106,562	0.2%	0	106,562	0	106,562
Onex Advisor Subco III LLC	470,583	470,583	0.7%	0	470,583	0	470,583
Onex Partners Manager GP ULC(3)	0	35,039,404	48.9%	0	35,039,404	0	35,039,404
Onex Partners Manager LP(3)	0	35,039,404	48.9%	0	35,039,404	0	35,039,404
Onex Partners GP Inc.(4)	0	35,039,404	48.9%	0	35,039,404	0	35,039,404
Onex American Holdings II LLC(5)	0	11,548,345	16.1%	0	11,548,345	0	11,548,345
Onex American Holdings GP LLC(6)	0	423,159	0.6%	0	423,159	0	423,159
Onex American Holdings Subco LLC(7)	0	11,125,186	15.5%	0	11,125,186	0	11,125,186
OAH Wind LLC(7)	0	11,125,186	15.5%	0	11,125,186	0	11,125,186
Expo EI LLC(7)	0	11,125,186	15.5%	0	11,125,186	0	11,125,186
Expo EI II LLC(7)	0	11,125,186	15.5%	0	11,125,186	0	11,125,186
Expo EI III LLC(7)	0	11,125,186	15.5%	0	11,125,186	0	11,125,186
1597257 Ontario Inc.(8)	0	470,583	0.7%	0	470,583	0	470,583
New PCo II Investments Ltd.(8)	0	470,583	0.7%	0	470,583	0	470,583
Onex Advisor Subco LLC(8)	0	470,583	0.7%	0	470,583	0	470,583

(1)

Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the common stock held by (a) Onex Partners III LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III LP, (b) Onex Partners III GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., the general partner of Onex Partners III GP LP, (c) Onex US Principals LP, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP, (d) Onex Partners III PV LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III PV LP, (e) Onex Expo SARL, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of (i) Onex American Holdings Subco LLC, which in turn holds all of the equity of OAH Wind LLC, which owns approximately 95% of the outstanding equity of Onex Expo SARL, and (ii) all of the outstanding equity of each of Expo EI LLC and Expo EI II LLC which, through their collective ownership of Expo EI III LLC, own the remaining outstanding equity of Onex Expo SARL, and (f) Onex Partners III Select LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III Select LP. Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership.

(2)
Mr. Gerald W. Schwartz may be deemed to beneficially own the shares held of record by Onex Advisor Subco III LLC, through Mr. Schwartz’s indirect control of 1597257 Ontario Inc., which owns all of the voting equity of New PCo II Investments Ltd., which owns all of the equity interest of Onex Advisor Subco LLC which in turn owns all of the equity of Onex Advisor Subco III LLC.

(3)
Each of Onex Partners III GP LP, Onex Partners Manager GP ULC and Onex Partners Manager LP may be deemed to share beneficial ownership of the shares held of record by Onex Partners III LP and Onex Partners III GP LP as described in note (1) above. Each such entity disclaims such beneficial ownership (except, in the case of Onex Partners III GP LP, with respect to the shares held of record by such entity).

(4)
Onex Partners GP Inc. may be deemed to share beneficial ownership of the shares beneficially owned by Onex Partners III GP LP as described in note (1) above. Onex Partners GP Inc. disclaims such beneficial ownership.

(5)
Onex American Holdings II LLC may be deemed to share beneficial ownership of the shares held of record by Onex US Principals LP and Onex Expo SARL as described in note (1) above. Onex American Holdings II LLC disclaims such beneficial ownership.

(6)
Onex American Holdings GP LLC may be deemed to share beneficial ownership of the shares held of record by Onex US Principals LP as described in note (1) above. Onex American Holdings GP LLC disclaims such beneficial ownership.

(7)
Each of Onex American Holdings Subco LLC, OAH Wind LLC, Expo EI LLC, Expo EI II LLC and Expo EI III LLC may be deemed to share beneficial ownership of the shares held of record by Onex Expo SARL as described in note (1) above. Each such entity disclaims such beneficial ownership.

(8)
Each of 1597257 Ontario Inc., New PCo II Investments Ltd. and Onex Advisor Subco LLC may be deemed to share beneficial ownership of the shares held of record by Onex Advisor Subco III LLC as described in note (2) above. Each such entity disclaims such beneficial ownership.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

ONEX CORPORATION

By:	/s/ David Copeland
	Name:	David Copeland
	Title:	Managing Director - Tax

ONEX PARTNERS III GP LP

By:	Onex Partners GP Inc., its General Partner

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Vice President

ONEX PARTNERS GP INC

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Vice President

ONEX US PRINCIPALS LP

By:	Onex American Holdings GP LLC, its General Partner

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Director

ONEX PARTNERS III PV LP

By:	Onex Partners III GP LP, its General Partner

By:	Onex Partners Manager LP, its Agent

By:	Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

ONEX PARTNERS III SELECT LP

By:	Onex Partners III GP LP, its General Partner

By:	Onex Partners Manager LP, its Agent

By:	Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

ONEX PARTNERS III LP

By:	Onex Partners III GP LP, its General Partner

By:	Onex Partners Manager LP, its Agent

By:	Onex Partners Manager GP ULC, its General Partner

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

Onex Expo SARL

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Type A Manager

Onex Partners Manager GP ULC

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

Onex Partners Manager LP

By:	Onex Partners Manager GP, ULC, its General Manager

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

Onex American Holdings II LLC

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

Onex American Holdings GP LLC

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

Onex American Holdings Subco LLC

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

OAH Wind LLC

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

Expo EI LLC

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

Expo EI II LLC

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

Expo EI III LLC

By:	/s/ Joshua Hausman
	Name:	Joshua Hausman
	Title:	Managing Director

Onex Advisor Subco LLC

By:	/s/ Joel Greenberg
	Name:	Joel Greenberg
	Title:	Director

Onex Advisor Subco III LLC

By:	/s/ Joel Greenberg
	Name:	Joel Greenberg
	Title:	Director

1597257 Ontario Inc.

By:	/s/ Michelle Iskander
	Name:	Michelle Iskander
	Title:	Secretary

NEW PCO II INVESTMENTS LTD.

By:	/s/ Michelle Iskander
	Name:	Michelle Iskander
	Title:	Secretary

/s/ Andrea E. Daly

Gerald W. Schwartz, by Andrea E. Daly, attorney-in-fact pursuant to a power of attorney incorporated herein by reference from the Schedule 13G/A with respect to Fly Leasing Limited filed by Mr. Schwartz and other reporting persons on April 3, 2017

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Joint Filing Agreement